Exhibit 99.1

Coffee Holding Co., Inc. Reports Results for the Three Months Ended January 31, 2020.

STATEN ISLAND, New York – March 16, 2020. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company”) today announced its operating results for the three months ended January 31, 2020:

Net sales totaled $19,285,501 for the three months ended January 31, 2020, a decrease of $4,348,310, or 18.0%, from $23,633,811 for the three months ended January 31, 2019. The decrease in net sales was due to lower sales of green coffee during the quarter as customers slowed purchases due to the volatility in the green coffee market.

Cost of sales for the three months ended January 31, 2020 was $16,170,747, or 83.8% of net sales, as compared to $19,064,767, or 80.7% of net sales, for the three months January 31, 2019. Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity. The decrease in cost of sales was due to the Company’s decreased sales partially offset by the unrealized losses on the Company’s options and futures hedges.

Gross profit for the three months ended January 31, 2020 amounted to $4,100,591 or 21.2% of net sales excluding the effect of $985,837 of unrealized losses the Company recorded in connection with its hedging of futures and option contracts. Gross profit including the effect of the Company’s hedging activities amounted to $3,114,754 or 16.2% of net sales. Gross profit for the three months ended January 31, 2019 amounted to $5,112,193 or 21.6% of net sales excluding the effect of $543,149 of unrealized losses the Company recorded in connection with its hedging of futures and option contracts. Gross profit including the effect of the Company’s hedging activities amounted to $4,569,044 or 19.3% of net sales. The decrease in gross profits is attributable to a 22% decline in the green coffee market in the month of January 2020, which had a negative effect on the Company’s previously established positions.

Total operating expenses decreased by $203,954 to $3,675,053 for the three months ended January 31, 2020 from $3,879,007 for the three months ended January 31, 2019. Selling and administrative expenses decreased by $170,858 and officers’ salaries decreased by $33,096. The Company’s efforts to control costs through the elimination of redundancy in its operations and the elimination of certain unnecessary variable costs were the primary reasons for this decrease. These efforts were partially offset by the stock compensation expense of $248,000 and the increase in the Company’s freight costs as it increased and expanded its product distribution.

The Company had a net loss of $599,848 or $0.11 per share basic and diluted, for the three months ended January 31, 2020 compared to net income of $314,715, or $0.06 per share basic and diluted for the three months ended January 31, 2019. The decrease in net income was due primarily to the reasons described above.

“Our first quarter results are not what we had anticipated but we do not believe the results truly reflect the performance of our company during the quarter,” stated Andrew Gordon, Chief Executive Officer of Coffee Holding Co.

“The $600,000 loss was caused by our unrealized trading losses on option contracts, as we established our yearly positions to protect our large private label contracts and agreements which we solidified in the previous quarter. The coffee market dropped $0.30 per pound in the month of January, an unprecedented move that had no fundamental causation, putting our positions underwater. However, once these positions are converted into finished product for sale to our customers, we believe these losses will result in profitable sales in future periods,” continued Mr. Gordon. “The other expense component affecting the net loss was the $248,000 stock option grant expense, which is a non-cash charge to the P & L.”

“Notwithstanding these two components, operations for the quarter would have been a profit of approximately $550,000, which is an improvement over first quarter fiscal 2019, as we also realized approximately $172,000 in cost savings, including overhead this quarter.

“Additionally, our sales decline can be attributed to two factors. First, sales to our former largest green coffee customer declined by $300,000 to zero during the same period last year. Secondly, a change in the relationship of Steep & Brew’s largest customer from a vendor relationship to a brokerage relationship accounted for a decline of $1.3 million in revenue. The effect of this change in relationship resulted in a change of the characterization of these transactions on our income statement from sales to a brokerage transaction, which ultimately had no net effect on our profits during the quarter,” stated Mr. Gordon.

“The other reason for the decline in sales during the quarter was the excessive volatility in the green coffee market which caused our green coffee customers to make smaller than normal purchases due to the constant daily price fluctuations. We believe once the volatility in the market subsides, our customers will once again resume their normal buying habits.”

“Other noteworthy events during the first quarter was the new distribution agreement with a large supermarket chain in the Northeast for three of our branded items. This chain has over 150 stores and has begun purchasing our Café Caribe items and two Harmony Bay 40 oz bag items. We also renewed our loan agreement with our lender, Sterling National Bank, for an additional two years at a more favorable borrowing base which we expect will save us approximately $35,000 annually.”

“Lastly, with the recent market volatility caused by the COVID-19 virus outbreak, I want to remind our shareholders that our balance sheet remains extremely strong and we believe our working capital combined with our $14.0 million borrowing base will see us through this event,” concluded Mr. Gordon.

About Coffee Holding

Coffee Holding Co., Inc. is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Forward looking statements

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on the revenue growth at Steep N Brew and Comfort Foods. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

JANUARY 31, 2020 AND OCTOBER 31, 2019

	January 31, 2020	October 31, 2019
	(Unaudited)
- ASSETS -
CURRENT ASSETS:
Cash	$2,751,132	$2,402,556
Accounts receivable, net of allowances of $144,000 for 2020 and 2019	8,610,176	9,421,427
Inventories	18,055,853	18,841,225
Due from broker		101,031
Prepaid expenses and other current assets	613,884	587,626
Prepaid and refundable income taxes	247,901	385,934
TOTAL CURRENT ASSETS	30,278,946	31,739,799

Machinery and equipment, at cost, net of accumulated depreciation of $7,104,068 and $6,931,913 for 2020 and 2019, respectively	2,340,159	2,413,533
Customer list and relationships, net of accumulated amortization of $162,315 and $151,627 for 2020 and 2019, respectively	522,685	533,373
Trademarks and tradenames	1,488,000	1,488,000
Non-compete, net of accumulated amortization of $34,650 and $29,700 for 2020 and 2019, respectively	64,350	69,300
Goodwill	2,488,785	2,488,785
Equity method investments	84,696	86,008
Deferred income tax asset	649,725	480,473
Right of Use Asset	2,405,061
Deposits and other assets	382,480	387,453
TOTAL ASSETS	$40,704,887	$39,686,724

- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$3,707,669	$4,344,015
Line of credit	5,867,840	7,167,740
Note payable – current portion	4,440	-
Lease liability – current portion	483,042
Due to broker	884,806	-
Income taxes payable	317	100
TOTAL CURRENT LIABILITIES	10,948,114	11,511,855

Deferred income tax liabilities	828,382	872,232
Deferred rent payable		193,461
Lease liability	2,104,974
Note payable – long term	22,367
Deferred compensation payable	373,480	378,453
TOTAL LIABILITIES	14,277,317	12,956,001
Commitments and Contingencies
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,494,680 shares issued; 5,569,349 shares outstanding for 2020 and 2019	6,494	6,494
Additional paid-in capital	16,829,005	16,580,974
Retained earnings	12,710,321	13,310,169
Less: Treasury stock, 925,331 common shares, at cost for 2020 and 2019	(4,633,560)	(4,633,560)
Total Coffee Holding Co., Inc. Stockholders’ Equity	24,912,260	25,264,077
Noncontrolling interest	1,515,310	1,466,646
TOTAL EQUITY	26,427,570	26,730,723
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$40,704,887	$39,686,724

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS/(LOSS)

THREE MONTHS ENDED JANUARY 31, 2020 AND 2019

(Unaudited)

	2020	2019
NET SALES	$19,285,501	$23,633,811

COST OF SALES (which includes purchases of approximately $1.3 million and $1.8 million in fiscal years 2020 and 2019, respectively, from a related party)	16,170,747	19,064,767

GROSS PROFIT	3,114,754	4,569,044

OPERATING EXPENSES:
Selling and administrative	3,504,803	3,675,661
Officers’ salaries	170,250	203,346
TOTAL	3,675,053	3,879,007

(LOSS) INCOME FROM OPERATIONS	(560,299)	690,037

OTHER INCOME (EXPENSE):
Interest income	744	1,787
(Loss) gain from equity method investments	(1,311)	105
Interest expense	(55,734)	(66,240)
TOTAL	(56,301)	(64,348)

(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES AND NON-CONTROLLING INTEREST IN SUBSIDIARY	(616,600)	625,689

(Benefit) provision for income taxes	(65,416)	125,920

NET (LOSS) INCOME BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	(551,184)	499,769
Less: Net income attributable to the non-controlling interest in subsidiary	(48,664)	(185,054)

NET (LOSS) INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$(599,848)	$314,715

Basic and diluted (loss) earnings per share	$(.11)	$.06

Weighted average common shares outstanding:
Basic and diluted	5,569,349	5,569,349

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED JANUARY 31, 2020 AND 2019

(Unaudited)

	2020	2019
OPERATING ACTIVITIES:

Net (loss) income	$(551,184)	$499,769
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	187,793	176,343
Stock-based compensation	248,031
Unrealized loss on commodities	985,837	543,149
Loss on equity method investments	1,312	(105)
Deferred rent	-	(12,051)
Amortization of right to use asset	106,961	-
Deferred income taxes	(213,102)	(114,938)
Changes in operating assets and liabilities:
Accounts receivable	811,251	706,566
Inventories	785,372	(127,639)
Prepaid expenses and other current assets	(26,258)	28,778
Prepaid and refundable income taxes	138,033	210,491
Accounts payable and accrued expenses	(636,345)	(1,028,105)
Change in lease liability	(117,468)	-
Deposits and other assets		(88,160)
Income taxes payable	217	18,409
Net cash provided by operating activities	1,720,450	812,507

INVESTING ACTIVITIES:
Purchases of machinery and equipment	(71,974)	(133,511)
Net cash used in investing activities	(71,974)	(133,511)

FINANCING ACTIVITIES:
Advances under bank line of credit	600,100	7,426
Principal payments under bank line of credit	(1,900,000)	(500,000)
Net cash used in financing activities	(1,299,900)	(492,574)

NET INCREASE IN CASH	348,576	186,422

CASH, BEGINNING OF PERIOD	2,402,556	4,611,384

CASH, END OF PERIOD	$2,751,132	$4,797,806

	2020	2019
SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$61,906	$66,943
Income taxes paid	$9,436	$11,958

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Initial recognition of operating lease right of use asset	$2,512,022
Initial recognition of operating lease liabilities	$2,705,484

Machinery and equipment acquired through financing	$26,807